Exhibit 10.9

THIS CONVERTIBLE NOTE PURCHASE AGREEMENT (this “Agreement”) is made as of July 14, 2020 by and among:

(1)	Missfresh Limited, an exempted company incorporated under the Laws of the Cayman Islands (the “Company”); and

(2)	ICBC International Investment Management Limited, a company incorporated in the British Virgin Islands with limited liability (the “Purchaser”).

Each of the parties listed above is referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, subject to the terms and conditions set forth herein, the Company desires to issue and sell to the Purchaser, and the Purchaser desires to purchase from the Company at the Note Closing certain convertible promissory note (the “Note”) in the aggregate principal amount of US$27,000,000 (the “Principal Amount”), which shall be convertible into certain shares of the Company on the terms stated in the Note Instrument; and

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

SECTION 1. ISSUANCE OF NOTE

1.1 Issuance of the Note. Subject to the terms and conditions of this Agreement, at the Note Closing (as defined below), the Company shall issue and sell to the Purchaser, and the Purchaser agrees to purchase from the Company, the Note in the form of Exhibit B (the “Note Instrument”), against payment by the Purchaser to the Company of the Principal Amount.

1.2 Use of Proceeds. Subject to SECTION 6 hereof and the approval by the Board in accordance with the Shareholders Agreement, the Company shall use the proceeds from the issuance of the Note as general working capital of the Group Companies (as defined below) and as the purchase price to acquire business in relation to the Group Companies’ supply chain.

SECTION 2. NOTE CLOSING

2.1 Note Closing. The closing of the purchase and sale of the Note hereunder (the “Note Closing”) shall take place remotely via the exchange of documents and signatures, as soon as practicable (but no later than the fifth (5th) Business Day) following the date upon which the conditions set forth in SECTION 5 shall be satisfied or waived in accordance with this Agreement, or at such other time and place that the Company and the Purchaser may agree in writing.

2.2 Delivery. At the Note Closing,

(i)	the Purchaser shall pay the Company, by wire transfer of immediately available funds, an amount equal to the Principal Amount, to an account as designated by the Company under Schedule A hereof; and

(ii)	the Company shall deliver to the Purchaser the duly executed Transaction Agreements.

SECTION 3. REPRESENTATIONS AND WARRANTIES

Subject to such exceptions as may be specifically set forth in the disclosure schedule delivered by the Company to the Purchaser as of the date hereof (the “Disclosure Schedule”, attached hereto as Exhibit H), the Company hereby represents and warrants to the Purchaser that the statements set forth in Exhibit A are all true, accurate, complete and not misleading as of the date of this Agreement and as of the Note Closing, with the same effect as if made on and as of the Note Closing, and solely with respect to the representations and warranties set forth in Sections 1.1 through 1.6 of Exhibit A, at all times until the Final Repayment Date.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to, and agrees with, the Company that:

4.1 Existence and Power. The Purchaser is duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of organization and has all necessary corporate power and authority to enter into this Agreement and the Note Instrument, to perform its obligations hereunder and to consummate the transactions contemplated hereby and thereby.

4.2 Authorization. This Agreement constitutes, and the Note Instrument when executed and delivered will constitute valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting the enforcement of creditors’ rights, and (ii) the effect of rules of law governing the availability of equitable remedies. The Purchaser represents that it has full power and authority to enter into this Agreement and the Note Instrument. The execution, delivery and performance of the Transaction Agreements to which the Purchaser is a party by the Purchaser have been duly authorized by all necessary corporate action on its part.

4.3 Purchase for Own Account. The Purchaser represents that it is acquiring the Note solely for its own account and beneficial interest for investment and not for sale or with a view to distribution of the Note or any part thereof in violation of the Securities Act, has no present intention of selling (regarding a distribution or otherwise), granting any participation in, or otherwise distributing the same, and does not presently have reason to anticipate a change in such intention. The Purchaser acknowledges that it can bear the economic risk of its investment in the Note, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Note.

4.4 No Conflict. The execution, delivery and performance by the Purchaser of this Agreement and the Note Instrument does not and will not (i) violate, conflict with or result in the breach of any provision of its memorandum and articles of association (or similar organizational documents), (ii) conflict with or violate any Law or Governmental Order applicable to it or any of its assets, properties or businesses other than any such conflict or violation that would not have, individually or in the aggregate, a material adverse effect upon the Purchaser.

SECTION 5. CONDITIONS TO PURCHASER’S OBLIGATIONS AT CLOSING.

The obligations of the Purchaser to the Company under this Agreement are subject to the fulfilment, on or before the Note Closing, of each of the following conditions, unless otherwise waived in writing by the Purchaser:

5.1 Representations and Warranties. The representations and warranties of the Company contained in Exhibit A shall be true, correct, complete and not misleading on and as of the Note Closing, with the same effect as if made on and as of the Note Closing.

5.2 Performance. The Company shall have performed and complied with all agreements, obligations and conditions contained in the Transaction Agreements which are required to be performed or complied with by it on or before the Note Closing.

5.3 Board Approval. The Board shall have validly approved each Transaction Agreement and the transactions contemplated hereby and thereby and all other agreements and actions necessary to effect the terms contained therein, and such approval shall be in full force and effect.

5.4 Consents, Permits, and Waivers. The Company shall have obtained any and all permits, third party consents and waivers necessary or appropriate for consummation (without adverse effect) of the transactions contemplated by each Transaction Agreement.

5.5 Transaction Agreements. Each of the parties to the Transaction Agreements, other than the Purchaser, shall have executed and delivered such Transaction Agreements to the Purchaser.

5.6 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions shall be satisfactory in substance and form to the Purchaser, and the Purchaser shall have received all such counterpart copies of such documents as it may reasonably request.

5.7 Deliverables under the Share Charges. The Company shall have delivered to the Purchaser all deliverables required in order to perfect the Share Charges pursuant to the terms thereunder;

5.8 Purchase Price of Series F Financing. The Group shall have received no less than US$200,000,000 of investment amount in the aggregate in connection with the Series F financing (including the investment amount of RMB250,000,000 paid by Changshu Shengshi Youxian Industrial Investment Fund Partnership (Limited Partnership) to Changshu Missfresh E-commerce Co., Ltd. and the advertisement virtual investment amount of US$12,000,000 paid by Beijing Tencent Culture Medial Co., Ltd. to Beijing Missfresh E-Commerce Co., Ltd.).

5.9 Opinions of Counsel. The Purchaser shall have received (i) from Maples and Calder (Hong Kong) LLP, Cayman Islands counsel for the Company, an opinion, dated as of the Note Closing, substantially in the form attached hereto as Exhibit D, and (ii) from Miao & Co., in association with Han Kun Law Offices, Hong Kong counsel for the Company, an opinion, dated as of the Note Closing, substantially in the form attached hereto as Exhibit E.

SECTION 6. COVENANTS OF THE COMPANY

The Company hereby undertakes and covenants to the Purchaser that, at all times until the Final Repayment Date:

6.1 Authorization of Conversion Shares. The Conversion Shares shall have been reserved for issuance and, upon issuance in accordance with the M&AA, will be duly and validly issued, fully paid and non-assessable, free from any Liens, and will not be subject to any preemptive rights, rights of first refusal or similar rights.

6.2 Conversion.

(i)

In the event that the Purchaser elects to convert the Note into Series F Preferred Shares in accordance with the terms of the Note Instrument, the Company shall, and shall cause all other Group Companies shall, prior to the Conversion Date, enter into a share purchase agreement with the Purchaser, pursuant to which the applicable Conversion Shares shall be issued to the Purchaser on substantially the same terms and conditions as provided in the Series F Preferred Share Purchase Agreement (except that no additional consideration will be payable). For the avoidance of doubt, the Group Companies shall give substantially the same representations and warranties, post-closing covenants, and indemnity as provided in Sections 3, 7.1 and 7.10 of the Series F Preferred Share Purchase Agreement.

(ii)

In the event there is an Equity Round, as a condition to consummation of such Equity Round, the Company shall obtain all requisite consent: (A) for issuance of the applicable Conversion Shares to the Purchaser at any time on or following the consummation of such Equity Round (and in compliance with Section 6.2(i) above), (B) that is required to permit the Purchaser to become a party for the share purchase agreement pursuant to which the applicable Conversion Shares shall be issued to the Purchaser on substantially the same terms and conditions as provided in the share purchase agreement in connection with such Equity Round (except that no additional consideration will be payable); and (C) that is required to ensure that the Purchaser may become a party to the then effective amended and restated shareholders agreement of the Company and ROFR Agreement and be entitled to shareholders rights no less favorable than those of the investors in such Equity Round (for avoidance of any doubt, the Purchaser will not be entitled to appoint any director to the Board of the Company).

6.3 Information. The Company shall deliver to the Purchaser the following documents, reports or information:

(i)

within ninety (90) days after the end of each fiscal year of the Company, a consolidated and audited income statement and statement of cash flows for the Company for such fiscal year and a consolidated and audited balance sheet for the Company as of the end of the fiscal year, and a management report including a comparison of the financial results of such fiscal year with the corresponding annual budget, all prepared in English and in accordance with the Accounting Standards consistently applied throughout the period;

(ii)

within sixty (60) days after the end of the first six months, a consolidated unaudited income statement and statement of cash flows for such first six months and a consolidated balance sheet for the Company as of the end of such first six months all prepared in English and in accordance with the Accounting Standards consistently applied throughout the period (except for customary year-end adjustments and except for the absence of notes);

(iii)

from time to time, at the request of the Purchaser on written notice to the Company or via management interviews, information regarding net income (净收入), coupon subsidy rate (优惠券补贴率), fulfilment profit margin (履单利润率), operations profit margin (经营利润率), customer paid-in unit price (实收客单价) and capital expenditures (资本开支); and

(iv)

copies of any reports publicly filed by the Company with any relevant securities exchange, regulatory authority or governmental agency, no later than five (5) days after such documents or information are filed by the Company.

6.4 Inspection Rights. The Company covenants and agrees that, for purposes of the determination of any Redemption Event or Event of Default under the Note Instrument which the Purchaser reasonably believe to have occurred, the Purchaser shall have the right, at its own expense, to reasonably inspect facilities, properties, records and books of each Group Company at any time during regular working hours on reasonable prior notice to such Group Company and the right to discuss the business, operation and conditions of a Group Company with any Group Company’s directors, officers, employees, accounts, legal counsels and investment bankers.

6.5 Observer. The Company covenants and agrees that, upon the Conversion Closing and as long as the aggregate purchase price paid by the Purchaser to the Company for subscription and purchase of Preferred Shares (including the Conversion Shares) is no less than US$40,000,000, the Purchaser shall be entitled to appoint one (1) observer to attend all meetings of the Board and all subcommittees of the Board, in a nonvoting observer capacity, subject to Section 9.4 of the Shareholders Agreement.

6.6 Notification of Default.

(a) The Company shall notify the Purchaser of any Default (and the steps, if any, being taken to remedy it) promptly and in any event within five (5) Business Days after it becomes aware of its occurrence.

(b) Promptly upon a request by the Purchaser, the Company shall supply to the Purchaser a certificate signed by two of its directors on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it), provided that the Purchaser may only request for such certificate no more than once during each twelve (12) months if no Default is continuing.

SECTION 7. DEFINITIONS AND INTERPRETATIONS

7.1 Certain Defined Terms. As used in this Agreement, the following terms shall have the following respective meanings:

“Accounting Standards” shall have the meaning ascribed to it in the Shareholders Agreement.

“Affiliate” in respect of a Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person, and in the case of the Purchaser, shall include (v) any shareholder of the Purchaser, (w) any of such shareholder’s or Purchaser’s general partners or limited partners, (x) the fund manager managing such shareholder or Purchaser (and general partners, limited partners and officers thereof) and other funds managed by such fund manager, and (y) trusts Controlled by or for the benefit of any such Person referred to in (v), (w) or (x). For the avoidance of doubt, the Purchaser shall not be deemed to be an Affiliate of any Group Company.

“Agreement” shall have the meaning ascribed to it in the Preamble.

“Annual Statement Date” means the twelve-month period ended December 31, 2017, December 31, 2018 and December 31, 2019.

“Arbitration Notice” shall have the meaning ascribed to it in Section 8.12.

“Board” means the board of directors of the Company.

“Budget and Business Plan” shall have the meaning ascribed to it in the Shareholders Agreement.

“Business Day” or “business day” means any day that is not a Saturday, Sunday, legal holiday or other day on which banks are required to be closed in the PRC, Hong Kong or New York.

“Class A Ordinary Shares” means the Company’s class A ordinary shares, par value US$0.0001 per share.

“Class B Ordinary Shares” means the Company’s class B ordinary shares, par value US$0.0001 per share.

“Closing Date” means such date as mutually agreed by the Parties, on which the Note Closing occurs.

“Company” shall have the meaning ascribed to it in the Preamble.

“Contract” means, a contract, agreement, understanding, indenture, note, bond, loan, instrument, lease, mortgage, franchise, license, commitment, purchase order, and other legally binding arrangement, whether written or oral.

“Control” of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; provided, that such power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person. The terms “Controlled” and “Controlling” have meanings correlative to the foregoing.

“Conversion Date” shall have the meaning ascribed to it in the Note Instrument.

“Conversion Shares” means the Preferred Shares to be issued to the Purchaser upon the conversion of the Note pursuant to the terms of the Note Instrument.

“Default” means an Event of Default or a Redemption Event.

“Dispute” shall have the meaning ascribed to it in Section 8.12.

“Equity Round” shall have the meaning ascribed to it in the Note Instrument.

“Equity Securities” means, with respect to any Person that is a legal entity, any and all shares of capital stock, membership interests, units, profits interests, ownership interests, equity interests, registered capital, and other equity securities of such Person, and any right, warrant, option, call, commitment, conversion privilege, preemptive right or other right to acquire any of the foregoing, or security convertible into, exchangeable or exercisable for any of the foregoing, or any Contract providing for the acquisition of any of the foregoing.

“Event of Default” shall have the meaning ascribed to it in the Note Instrument.

“Final Repayment Date” shall have the meaning ascribed to it in the Note Instrument.

“Governmental Authority” means the government of any nation, state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing and the term “Government Authorities” shall be construed accordingly.

“Governmental Order” means any applicable order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority.

“Group Companies” or “Group” means collectively the Company and its direct and indirect Subsidiaries, and a “Group Company” refers to any of the foregoing.

“HK Company” means Missfresh HK Limited (每日優鮮香港集團股份有限公司), a company incorporated in Hong Kong with company number 2224884.

“HKIAC” shall have the meaning ascribed to it in Section 8.12.

“HKIAC Rules” shall have the meaning ascribed to it in Section 8.12.

“Hong Kong” means the Hong Kong Special Administrative Region of the PRC.

“IPO” shall have the meaning ascribed to it in the Shareholders Agreement.

“Law” or “Laws” means any and all provisions of any applicable constitution, treaty, statute, law, regulation, ordinance, code, rule, or rule of common law, any governmental approval, concession, grant, franchise, license, agreement, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, in each case as amended, and any and all applicable Governmental Orders.

“Legal Reservations” means:

(a) the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b) the time barring of claims under the Limitation Ordinance (Cap. 347 of the Laws of Hong Kong), the possibility that an undertaking to assume liability for or indemnify a person against non-payment of stamp duty may be void and defences of set-off or counterclaim;

(c) similar principles, rights and remedies under the laws of any Relevant Jurisdiction; and

(d) any other matters which are set out as qualifications or reservations as to matters of law of general application in any legal opinions supplied to the Purchaser as a condition precedent under this Agreement on or before the Closing Date.

“Liens” shall have the meaning ascribed to it in Section 1.3 of Exhibit A.

“Material Adverse Effect” means any (i) event, occurrence, fact, condition, change or development that has had or has individually or together with other events, occurrences, facts, conditions, changes or developments, a material adverse effect on the business, properties, employees, operations, results of operations, condition (financial or otherwise), assets or liabilities of the Group taken as a whole, (ii) material impairment of the ability of any party (other than the Purchaser) to perform the material obligations of such party under any Transaction Agreements, or (iii) material impairment of the validity or enforceability of this Agreement or any other Transaction Agreements against any party hereto or thereto (other than the Purchaser).

“M&AA” means the Seventh Amendment and Restated Memorandum and Articles of Association of the Company adopted by the shareholders of the Company, as amended from time to time.

“New Equity Financing Documents” shall have the meaning ascribed to it in Section 6.2(ii).

“Note” shall have the meaning ascribed to it in Section 1.1.

“Ordinary Shares” shall have the meaning ascribed to it in Section 1.7(a) of Exhibit A.

“Party” shall have the meaning ascribed to it in the Preamble.

“Person” means any individual, firm, corporation, limited liability company, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

“PRC” means the Peoples’ Republic of China, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and the Islands of Taiwan.

“PRC GAAP” means the generally accepted accounting principles of the PRC.

“Preferred Shares” means, collectively, the Series A Preferred Shares, the Series B Preferred Shares, the Series C Preferred Shares, the Series D1 Preferred Shares, the Series E Preferred Shares, the Series E1 Preferred Shares and the Series F Preferred Shares of the Company.

“Principals” means collectively, XU Zheng (徐正), a Hong Kong citizen with his identification number *** and ZENG Bin (曾斌), a PRC citizen with his identification number ***.

“Principal Amount” shall have the meaning ascribed to it in the Preamble.

“Purchaser” shall have the meaning ascribed to it in the Preamble.

“Qualified IPO” shall have the meaning ascribed to it in the M&AA or such other investment agreements entered into by the Company and relevant investors or any other agreement as approved by the board of directors or the shareholders’ meeting, in which an updated definition of Qualified IPO shall have been made and yet have not been incorporated into the M&AA of the Company.

“Redemption Event” shall have the meaning ascribed to it in the Note Instrument.

“Relevant Jurisdiction” means, in relation to the Company:

(a) its jurisdiction of incorporation;

(b) any jurisdiction where any asset subject to or intended to be subject to the Transaction Security to be created by it is situated;

(c) any jurisdiction where it conducts its business; and

(d) the jurisdiction whose laws govern the perfection of any of the Share Charges entered into by it.

“ROFR Agreement” means the Fifth Amended and Restated Right of First Refusal and Co-Sale Agreement dated May 15, 2020 among the Company and certain other parties named therein and as may be amended and restated from time to time.

“SAIC” means the State Administration of Industry and Commerce of the PRC or State Administration for Market Regulation (“SAMR”) as its successor, with respect to the issuance of any business license or filing or registration to be effected by or with the SAIC or SAMR, any Governmental Authority which is similarly competent to issue such business license or accept such filing or registration under the Laws of the PRC.

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended.

“Series A Preferred Shares” means collectively the Series A1 Shares, the SeriesA2 Shares and the Series A3 Shares.

“Series A1 Shares” means the Series A1 Preferred Shares of the Company, par value US$0.0001 per share, with the rights and privileges as set forth in the M&AA.

“Series A2 Shares” means the Series A2 Preferred Shares of the Company, par value US$0.0001 per share, with the rights and privileges as set forth in the M&AA.

“Series A3 Shares” means the Series A3 Preferred Shares of the Company, par value US$0.0001 per share, with the rights and privileges as set forth in the M&AA.

“Series B Preferred Shares” means collectively the Series B1 Shares and the Series B2 Shares.

“Series B1 Shares” means the Series B1 Preferred Shares of the Company, par value US$0.0001 per share, with the rights and privileges as set forth in the M&AA.

“Series B2 Shares” means the Series B2 Preferred Shares of the Company, par value US$0.0001 per share, with the rights and privileges as set forth in the M&AA.

“Series C Preferred Shares” means the Series C Preferred Shares of the Company, par value US$0.0001 per share, with the rights and privileges as set forth in the M&AA.

“Series D1 Preferred Shares” means the Series D1 Preferred Shares of the Company, par value US$0.0001 per share, with the rights and privileges as set forth in the M&AA.

“Series E Preferred Shares” means the Series E Preferred Shares of the Company, par value US$0.0001 per share, with the rights and privileges as set forth in the M&AA.

“Series E1 Preferred Shares” means the Series E1 Preferred Shares of the Company, par value US$0.0001 per share, with the rights and privileges as set forth in the M&AA.

“Series F Financing Documents” means the Transaction Documents as defined in the Shareholders Agreement.

“Series F Preferred Shares” shall have the meaning ascribed to it in the Shareholders Agreement.

“Series F Preferred Share Purchase Agreement” shall have the meaning ascribed to it in the Shareholders Agreement.

“SHA Consent and Amendment” means the amendment to the Shareholders Agreement and the ROFR Agreement to be entered into in the form set forth in Exhibit F on or prior to the Note Closing among the Company and the requisite parties in accordance with Section 12.11 of the Shareholders Agreement and Section 6.10 of the ROFR Agreement.

“Share Charge” means the share charge over the shares in the HK Company by the Company in favour of the Purchaser to secure the Company’s payment obligations under the Note, and in the form attached to this Agreement as Exhibit C.

“Shareholders Agreement” means the Fifth Amended and Restated Shareholders Agreement, dated May 15, 2020 among the Company and certain other parties named therein and as may be amended and restated from time to time.

“Subsidiary” or “subsidiary” means, with respect to any subject entity (the “subject entity”), (i) any company, partnership or other entity (x) more than 50% of whose shares or other interests entitled to vote in the election of directors or (y) more than a 50% interest whose in the profits or capital of such entity are owned or controlled directly or indirectly by the subject entity or through one or more Subsidiaries of the subject entity, (ii) any entity whose assets, or portions thereof, are consolidated with the net earnings of the subject entity and are recorded on the books of the subject entity for financial reporting purposes in accordance with US GAAP or PRC GAAP, consistently applied, or (iii) any entity with respect to which the subject entity has the power to otherwise direct the business and policies thereof directly or indirectly through another subsidiary.

“Transaction Agreements” means this Agreement, the Note Instrument, the Share Charge and the SHA Consent and Amendment; and “Transaction Agreement” refers to any of the Transaction Agreements.

“Transaction Security” means the Security created or evidenced or expressed to be created or evidenced under the Transaction Agreements.

“US GAAP” means the generally accepted accounting principles of the United States of America.

7.2	Interpretations.

(i)

Directly or Indirectly. The phrase “directly or indirectly” means directly, or indirectly through one or more intermediate Persons or through contractual or other legal arrangements, and “direct or indirect” has the correlative meaning.

(ii)

Gender and Number. Unless the context otherwise requires, all words (whether gender-specific or gender-neutral) shall be deemed to include each of the masculine, feminine and neuter genders, and words importing the singular include the plural and vice versa.

(iii)	Headings. Headings are included for convenience only and shall not affect the construction of any provision of this Agreement.

(iv)	Include not Limiting. “Include,” “including,” “are inclusive of” and similar expressions are not expressions of limitation and shall be construed as if followed by the words “without limitation.”

(v)

Law. References to “law” shall include all applicable laws, regulations, rules and orders of any Governmental Authority, securities exchange or other self-regulating body, any common or customary law, constitution, code, ordinance, statute or other legislative measure and any regulation, rule, treaty, order, decree or judgment; and “lawful” shall be construed accordingly.

(vi)	Language. This Agreement is written in English. If this Agreement is translated into any language other than English, the English language text shall prevail.

(vii)	Rights not obligations. References in this Agreement to any Person having a “right” shall not connote any corresponding obligation.

(viii)

References to Documents. References to this Agreement include the Schedules and Exhibits, which form an integral part hereof. A reference to any Section, Schedule or Exhibit is, unless otherwise specified, to such Section of, or Schedule or Exhibit to this Agreement. The words “hereof,” “hereunder” and “hereto,” and words of like import, unless the context requires otherwise, refer to this Agreement as a whole and not to any particular Section hereof or Schedule or Exhibit hereto. References to any document (including this Agreement) are references to that document as amended, consolidated, supplemented, novated or replaced from time to time.

(ix)

Time. Except as otherwise provided, (i) if a period of time is specified and dates from a given day or the day of a given act or event, such period shall be calculated exclusive of that day and a time of day is a reference to Hong Kong time; and (ii) if the day on or by which something must be done is not a Business Day, that thing must be done on or by the Business Day immediately following such day.

(x)	Writing. References to “writing” and “written” include any mode of reproducing words in a legible and non-transitory form including emails and faxes.

SECTION 8. MISCELLANEOUS

8.1 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company contained in or made pursuant to this Agreement shall survive until the later of (x) two (2) years after the Note Closing and (y) the Final Repayment Date, and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of the Purchaser.

8.2 Rights Cumulative. Each and all of the various rights, powers and remedies of the Parties hereto shall be considered to be cumulative with and in addition to any other rights, powers and remedies which such Parties may have at law or in equity in the event of a breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy shall neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such Party.

8.3 Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing, and shall be conclusively deemed to have been duly given (a) when hand delivered to the other party; (b) when sent by facsimile at the number set forth below, upon successful transmission report being generated by sender’s machine; (c) when sent by electronic mail to the address set forth below, upon receipt of confirmation of transmission, or (d) three (3) business days after deposit with an overnight delivery service, postage prepaid, addressed to the parties as set forth below, provided that the sending party receives a confirmation of delivery from the delivery service provider.

To the Company:	To the Purchaser:
Address: Missfresh, Building D, Ronsin Technology Center, Lai Guang Ying, Chao Yang District, Beijing City Email: *** Tel: *** Attn: ***	Address: Unit 801, 8th FL., International Center, No.11th of Financial Street, Xicheng District, Beijing 100033, P.R.China Email: *** Tel: *** Attn: ***

Each person making a communication hereunder by facsimile shall promptly confirm by telephone to the person to whom such communication was addressed each communication made by it by facsimile pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication. A Party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 8.3 by giving the other Parties written notice of the new address in the manner set forth above.

8.4 Costs and Attorneys’ Fees. Each Party shall pay all of its own costs and expenses incurred or to be incurred by it in connection with the Transaction Agreements and the transactions contemplated thereby respectively. In the event that any action, suit or other proceeding is instituted concerning or arising out of the Transaction Agreements, or any transaction contemplated hereby, the prevailing party shall be entitled to recover all of its costs (including reasonable attorneys’ fees, costs and disbursements) incurred in each such action, suit or other proceeding, including any and all appeals or petitions therefrom. Notwithstanding anything to the contrary, the Company shall, within ten (10) Business Days of demand, pay to the Purchaser the amount of all costs and expenses (including legal fees) incurred by the Purchaser in connection with the enforcement of, or the preservation of any rights under, any Transaction Security and any proceedings instituted by or against the Purchaser as a consequence of it taking or holding the Transaction Security or enforcing those rights.

8.5 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms. The Parties will work in good faith to substitute the excluded provision with a provision intended to accomplish the Parties’ intent to the greatest extent permitted by law.

8.6 Headings; References; Exhibits. The headings in this Agreement are only for convenience and ease of reference and are not to be considered in construction or interpretation of this Agreement, nor as evidence of the intention of the Parties hereto. All exhibits, schedules and appendices attached to this Agreement are an integral part of this Agreement. Except where otherwise indicated, all references in this Agreement to Sections refer to Sections of this Agreement.

8.7 Counterparts. This Agreement may be executed in one or more counterparts and may be delivered by electronic or facsimile transmission, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

8.8 Entire Agreement. This Agreement, the schedules and the exhibits hereto, together with the other Transaction Agreements, constitute the full and entire understanding and agreement between the Parties with regard to the subjects hereof and supersede any and all prior understandings and agreements, whether oral or written, between or among the Parties with respect to the specific subject matter hereof.

8.9 Modification. Except as otherwise specifically provided, no modification or waiver of any provision of this Agreement or consent to departure therefrom shall be effective unless in writing and approved by the Parties.

8.10 Waiver or Indulgence. No delay or failure to require performance of any provision of this Agreement, or to exercise any power, right or remedy, shall be deemed a waiver or impairment of such performance, power, right or remedy or of any other provision of this Agreement nor shall be it construed as a breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring.

8.11 Interpretation; Titles and Subtitles. This Agreement shall be construed according to its fair language. The rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in interpreting this Agreement. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

8.12 Governing Law and Dispute Resolution. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of Hong Kong, without giving effect to principles of conflicts of law. Any dispute, controversy or claim (each, a “Dispute”) arising out of or relating to this Agreement, or the interpretation, breach, termination, validity or invalidity thereof, shall be referred to arbitration upon the demand of either party to the dispute with notice (the “Arbitration Notice”) to the other party. The Dispute shall be settled by arbitration in Hong Kong by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules (the “HKIAC Rules”) in force when the Arbitration Notice is submitted in accordance with the HKIAC Rules. There shall be one (1) arbitrator. The HKIAC shall select the arbitrator, who shall be qualified to practice law in Hong Kong. The arbitral proceedings shall be conducted in Chinese. To the extent that the HKIAC Rules are in conflict with the provisions of this Section 8.12, including the provisions concerning the appointment of the arbitrator, the provisions of this Section 8.12 shall prevail. Each party to the arbitration shall cooperate with each other party to the arbitration in making full disclosure of and providing complete access to all information and documents requested by such other party in connection with such arbitral proceedings, subject only to any confidentiality obligations binding on such party. The award of the arbitral tribunal shall be final and binding upon the parties thereto, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award.

8.13 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties. This Agreement and the rights and obligations therein may not be assigned or transferred by the Company without the prior written consent of the Purchaser. The Purchaser may not, without consent from the Company, assign or transfer the Note and the rights and obligations therein to any Person other than (i) any of the Purchaser’s Affiliates and (ii) any fund Controlled by the Purchaser, provided that the Purchaser shall not, and shall procure that the assignee or the transferee shall not, assign or transfer the Note or any of its rights and/or obligations thereunder to any Company Competitor (as defined in the ROFR Agreement).

8.14 Specific Performance. The Parties acknowledge and agree that it might be impossible to measure in monetary terms the damage to a Party if another Party fails to comply with any provision of this Agreement. If any such failure occurs, the non-defaulting party might not have an adequate remedy at law or in damages. Therefore each Party consents to the issuance of an injunction and the enforcement of other equitable remedies against it to compel performance of this Agreement.

8.15 Further Assurances. The Parties agree to execute such further documents and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.

8.16 Termination of Agreement. This Agreement may be terminated prior to the Note Closing (a) by mutual written consent of the Parties, (b) by the Purchaser and/or the Company if, due to change of applicable Laws, the consummation of the transactions contemplated hereunder would become prohibited under applicable Laws, or (c) if the Note Closing has not been consummated by the end of the sixth (6th) month of the date hereof or such other later day as jointly determined by such Purchaser and the Company, by the Purchaser or by the Company, provided that the terminating party shall not have been, on or prior to the date of termination, in material breach of this Agreement. If this Agreement is terminated pursuant to the provision of Section 8.16, this Agreement will be of no further force or effect, provided that (i) no party shall be relieved of any liability for a breach of this Agreement or for any misrepresentation hereunder, nor shall such termination be deemed to constitute a waiver of any available remedy (including specific performance if available) for any such breach or misrepresentation and (ii) Sections 8.2, 8.3, 8.4, 8.5, 8.12, 8.14 and 8.16 shall survive the termination of this Agreement.

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IN WITNESS WHEREOF, the Parties have executed, or caused their duly authorized representatives to execute this Agreement as of the date first above written.

THE COMPANY

Missfresh Limited

By:	/s/ Xu Zheng
Name: Xu Zheng (徐正)
Title: Director

IN WITNESS WHEREOF, the Parties have executed, or caused their duly authorized representatives to execute this Agreement as of the date first above written.

THE PURCHASER

ICBC International Investment Management Limited

By:	/s/ James Wang
Name: James Wang
Title: Authorized Signatory

By:	/s/ Yang Gao
Name: Yang Gao
Title: Authorized Signatory

Schedule A

WIRE INFORMATION

EXHIBITS

Exhibit A: Representations and Warranties

Exhibit B: Form of Convertible Promissory Note

Exhibit C: Form of Share Charge

Exhibit D: Form of Cayman Islands Legal Opinion

Exhibit E: Form of Hong Kong Legal Opinion

Exhibit F: Form of SHA Consent and Amendment

Exhibit G: Capital Structure of the Group Companies

Exhibit H: Disclosure Schedule

Exhibit A

Representation and Warranties

Exhibit B

Form of Convertible Promissory Note

Exhibit C

Form of Note Share Charge

Exhibit D

Form of Cayman Islands Legal Opinion

Exhibit E

Form of Hong Kong Legal Opinion

Exhibit F

Form of SHA Consent and Amendment

Exhibit G

Capital Structure of the Group Companies

Exhibit H

Disclosure Schedule